Exhibit 99.1

Contact:

Monica Vinay

Vice President, Investor Relations & Treasurer

(330) 761-6212

Myers Industries Announces Price Increase

February 24, 2021, Akron, Ohio — Myers Industries, Inc. (NYSE: MYE), a manufacturer of polymer products and distributor for the tire, wheel, and under-vehicle service industry, today announced an 8% price increase effective March 1, 2021 across a majority of its portfolio of products, including those sold by Akro-Mils, Ameri-Kart, Buckhorn, Elkhart Plastics, Jamco Products, Patch Rubber Company, and Scepter. The price increase is in response to rapidly rising raw material costs, primarily resin.

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial and consumer markets. The Company is also the largest distributor of tools, equipment and supplies for the tire, wheel and under-vehicle service industry in the U.S. Visit www.myersindustries.com to learn more.